UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2009

GEOVAX LABS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-52091	87-0455038
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1256 Briarcliff Road N.E. Emtech Bio Suite 500 Atlanta, Georgia	30306
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 727-0971

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K and other reports filed by GeoVax Labs, Inc. (the “Registrant”) from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant’s management as well as estimates and assumptions made by the registrant’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative if these terms and similar expressions as they relate to the Registrant or the Registrant’s management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Registrant’s industry, operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Andrew J. Kandalepas resigned his position as a director of the Company on June 30, 2009, and his position as Senior Vice President of the Company as of July 1, 2009. During the course of a special meeting of the Board of Directors held on June 30, 2009, Mr. Kandalepas stated that he would resign from the Board of Directors unless Dr. Robinson agreed to terminate her Rule 10b5-1 sales plan.

After consideration, Dr. Robinson terminated the plan on July 1, 2009. Mr. Kandalepas then reiterated his desire to resign as a director, and also as Senior Vice President with the Company. Mr. Kandalepas requested that this Form 8-K report that his resignation was a result of Dr. Robinson’s Rule 10b5-1 plan.

Dr. Robinson’s Rule 10b5-1 plan was adopted in compliance with the Company’s Insider Trading Policy, including receipt of prior approval of the Company’s compliance officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 6, 2009

GEOVAX LABS, INC.

By: /s/ Mark W. Reynolds
Mark W. Reynolds
Chief Financial Officer